UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ___)*


                          Gabelli Asset Management Inc.
                                (Name of Issuer)


                     Class A Common Stock, $0.001 par value
                         (Title of Class of Securities)


                                    36239Y102
                                 (CUSIP Number)



                                  July 31, 2001
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)

         Rule 13d-1(c)

         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 36239Y102                         13G              PAGE 2 OF 5 PAGES
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------- ------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
        Chilton Investment Company, Inc.
        13-3667517
------- ------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a) / /
                                                                      (b) /X/
------- ------------------------------------------------------------------------
3.      SEC USE ONLY

------- ------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware
------- ------------------------------------------------------------------------
                 5.       SOLE VOTING POWER
   NUMBER OF              312,700

    SHARES       ---------------------------------------------------------------
                 6.       SHARED VOTING POWER
 BENEFICIALLY             0

                 ---------------------------------------------------------------
   OWNED BY      7.       SOLE DISPOSITIVE POWER
                          312,700

     EACH        ---------------------------------------------------------------
                 8.       SHARED DISPOSITIVE POWER
   REPORTING              0

    PERSON

     WITH

------- ------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        312,700

------- ------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
        Instructions)                                                      / /

------- ------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.6%
------- ------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)
        CO
------- ------------------------------------------------------------------------



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CUSIP NO. 36239Y102                         13G              PAGE 3 OF 5 PAGES
--------------------------------                             -------------------


ITEM 1(a).        NAME OF ISSUER.
                  Gabelli Asset Management Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  One Corporate Center
                  Rye, New York, 10580

ITEM 2(a).        NAMES OF PERSON FILING.
                  Chilton Investment Company, Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  1266 East Main Street, 7th Floor
                  Stamford, CT 06902

ITEM 2(c).        CITIZENSHIP.
                  State of Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES.
                  Class A Common Stock, $0.001 par value

ITEM 2(e).        CUSIP NUMBER.
                  36239Y102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
               13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / /    Broker or dealer registered under Section 15 of the Exchange
                Act.

     (b) / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) / /    Insurance company as defined in Section 3(a)(19) of the Exchange
                Act.

     (d) / / Investment company registered under Section 8 of the Investment Company Act.

     (e) / /    An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO. 36239Y102                         13G              PAGE 4 OF 5 PAGES
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ITEM 4.         OWNERSHIP.

                (a)   Amount beneficially owned:  312,700 shares

                (b)   Percent of class:  5.6%

                (c)   Number of shares as to which the person has:

                      (i)    Sole power to vote or to direct the vote:  312,700
                      (ii)   Shared power to vote or to direct the vote:  0
                      (iii)  Sole power to dispose or to direct the disposition
                             of:       312,700
                      (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                Inapplicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Inapplicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Inapplicable.

ITEM 10.        CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 36239Y102                         13G              PAGE 5 OF 5 PAGES
--------------------------------                             -------------------



                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   August 10, 2001


                                               CHILTON INVESTMENT COMPANY, INC.



                                            By:  /s/   Norman B. Champ III
                                               ---------------------------------
                                                Name: Norman B. Champ III
                                                Title: Managing Director